E:\DGARFIEL\FUNDS\BLKROCK\LETTERS\RFANSR.SG1
     This report is signed on behalf of the Registrant in the City of New York and State of New York on the ____ day of June,
1997.

     THE BLACKROCK FLORIDA INVESTMENT QUALITY MUNICIPAL TRUST
INC.


Witness:  /s/ James Kong                     By:  /s/ Henry
Gabbay                   James Kong                         Henry
Gabbay
       Assistant Treasurer                  Treasurer